Exhibit 3.1

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COUCHBASE, INC.

Couchbase, Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is Couchbase, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was September 22, 2008 under the name of Northscale, Inc.

2. This Ninth Amended and Restated Certificate of Incorporation of the corporation (the “Restated Certificate”) attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Restated Certificate to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: 5/19/2020	Couchbase, Inc.

	By:	/s/ Matt Cain
Name: Matt Cain
Title: President and Chief Executive Officer

EXHIBIT “1”

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COUCHBASE, INC.

ARTICLE I: NAME

The name of the corporation is Couchbase, Inc.

ARTICLE II: REGISTERED AGENT

The address of the registered office of the corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at that address is Incorporating Services, Ltd.

ARTICLE III: PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law of the State of Delaware.

ARTICLE IV: AUTHORIZED SHARES

1. Authorization of Shares. This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock authorized to be issued is 108,000,000 shares, $0.00001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 65,175,647, $0.00001 par value per share, of which 8,126,812 shares are designated as Series A Preferred Stock, 10,101,010 shares are designated as Series B Preferred Stock, 5,885,963 shares are designated as Series C Preferred Stock, 1,265,257 shares are designated as Series X Preferred Stock, 5,579,099 shares are designated as Series D Preferred Stock, 7,672,632 shares are designated as Series E Preferred Stock, 8,624,024 shares are designated as Series F Preferred Stock and 17,920,850 shares are designated as Series G Preferred Stock.

ARTICLE V: TERMS OF CLASSES AND SERIES

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

1.1 “Board” shall mean the Board of Directors of the Corporation.

1.2 “Corporation” shall mean this corporation.

1.3 “Common Stock” shall mean the Common Stock, $0.00001 par value, of the Corporation.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Conversion Price” shall mean, for: (a) each series of Junior Preferred Stock other than the Series E Preferred Stock, the Original Issue Price for such series of Junior Preferred Stock; (b) the Series E Preferred Stock, $7.42782; and (c) the Series G Preferred Stock, the lesser of: (i) the Series G Original Issue Price; and (ii) solely in the event of a Qualified IPO or Direct Listing, (A) the difference between one (1) minus the Series G Discount (as defined below) multiplied by (B) the per share price to the public of the Common Stock offered in a Qualified IPO or the per share Direct Listing Price of the Common Stock in the case of a Direct Listing (as applicable). The initial “Series G Discount” shall be 20%; provided, that the Series G Discount shall automatically increase by 2.5% on the one year anniversary of the Original Issue Date (such anniversary, the “Initial Discount Adjustment Date”) and, increase by an additional 2.5% thereafter, at the end of each six-month period following the Initial Discount Adjustment Date (e.g., the Series G Discount shall be equal to 22.5% from the Initial Discount Adjustment Date until the end of the 18th month after the Original Issue Date, and thereafter equal to 25% until the end of the 24th month after the Original Issue Date); provided, further, that the Series G Discount, as adjusted, shall not exceed 30%. The Conversion Price of the Preferred Stock shall be subject to equitable adjustment from time to time as provided herein (including Section 5). Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

1.6 “Direct Listing” shall mean the Corporation’s direct listing (not pursuant to an underwritten offering) of its capital stock on an on the New York Stock Exchange or the Nasdaq Stock Market’s National Market.

1.7 “Direct Listing Price” shall mean the U.S. dollar volume-weighted average price of the Corporation’s Common Stock during the seven business day period beginning at 9:30 a.m., New York City time (or such other time as the New York Stock Exchange or Nasdaq Stock Market publicly announces is the official open of trading) upon the first issuance day of a Direct Listing, and ending at 4:00 p.m., New York City time (or such other time as the New York Stock Exchange or Nasdaq Stock Market publicly announces is the official close of trading) on the seventh business day thereafter (the “Pricing Period”), as reported by Bloomberg Markets (or any successor thereto) (“Bloomberg”) through its “Volume at Price” functions, or, if the foregoing does not apply, the U.S. dollar volume-weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security during the Pricing Period, as reported by Bloomberg, or, if no U.S. dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group, Inc. (or any successor thereto). All such determinations shall be equitably adjusted for any stock splits, stock dividends, recapitalizations, combinations or the like during any period during which the Direct Listing Price is being determined. The Direct Listing Price will be determined without regard to after-hours trading or any other trading outside of the regular trading hours.

1.8 “EBIT Requirement” shall mean the requirement that the Corporation’s EBIT for the applicable period is greater than zero.

(a) “EBIT” shall mean a non-GAAP financial measure representing GAAP earnings (loss) before Non-Operating Expenses and income tax provision (benefit).

(b) “Non-Operating Expenses” shall include interest income, interest expense, the change in the fair value of derivative instruments, amortization of debt issuance costs, gains and losses on early extinguishment of debt, and realized and unrealized foreign currency gains and losses.

1.9 “Junior Preferred Dividend Rate” shall mean $0.049712 per share per annum for the Series A Preferred Stock, $0.0792 per share per annum for the Series B Preferred Stock, $0.20132 per share per annum for the Series C Preferred Stock, $0.15597 per share per annum for the Series X Preferred Stock, $.35848 per share per annum for the Series D Preferred Stock, $0.6256 per share per annum for the Series E Preferred Stock, $0.37106 per share per annum for the Series F Preferred Stock (as equitably adjusted for any stock splits, stock dividends, recapitalizations, combinations or the like, with respect to each such series of Preferred Stock).

1.10 “Junior Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series X Preferred Stock.

1.11 “Original Issue Date” shall mean the date on which the first share of Series G Preferred Stock is issued.

1.12 “Original Issue Price” shall mean $0.6214 per share for the Series A Preferred Stock, $0.99 per share for the Series B Preferred Stock, $2.5165 per share for the Series C Preferred Stock, $1.9497 per share for the Series X Preferred Stock, $4.48101 for the Series D Preferred Stock, $7.82 per share for the Series E Preferred Stock, $4.6382 per share for the Series F Preferred Stock, and $5.8591 per share for the Series G Preferred Stock (the “Series G Original Issue Price”). The Original Issue Price shall be as equitably adjusted for any stock splits or combinations of such Preferred Stock, stock dividends on such Preferred Stock, recapitalizations of such Preferred Stock or the like with respect to such Preferred Stock and as otherwise expressly provided in Section 5.

1.13 “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at the lower of cost or fair market value, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares.

1.14 “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series X Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

1.15 “Series G Dividend Rate” shall mean a rate per annum equal to:

(a) For the period from the Original Issue Date up until the last day of the last fiscal quarter ending prior to the three (3) year anniversary of the Original Issue Date, 5.5%; and

(b) From and after the last day of the last fiscal quarter ending prior to the three (3) year anniversary of the Original Issue Date:

(i) for so long as the EBIT Requirement is met, as measured as of the last day of the last fiscal quarter ending prior to third anniversary of the Original Issue Date or each subsequent Measurement Date (as defined in Section 2.1(c)) thereafter, as applicable, and determined based on the 12 months-ended as of the applicable Measurement Date, 5.5% for the six months following such Measurement Date (the “Following Period”); or

(ii) for so long as the EBIT Requirement is not met, as measured as of the last day of the last fiscal quarter ending prior to the third anniversary of the Original Issue Date or each subsequent Measurement Date thereafter, as applicable, and determined based on the 12 months-ended as of the applicable Measurement Date, 7% for the Following Period; provided, however, that, if on such Measurement Date, the Board makes the Cash Dividend Payment Election (as defined in Section 2.1(c)), the Series G Dividend Rate for the Following Period shall be 5.5% (the “Cash Rate”); and provided, further, that, if at the expiration such Following Period, any or all of the Series G Accruing Dividends that accrued during such Following Period (“Following Period Series G Dividends”) are not paid in cash in full at the Cash Rate, any such unpaid Following Period Series G Dividends shall be deemed to have accrued during such Following Period at a Series G Dividend Rate of 7%, and shall not be payable in cash following the expiration of such Following Period, except as set forth in Section 3.1 and Section 7.

1.16 “Qualified IPO” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock for the account of the Corporation, in which the gross proceeds (before deduction of underwriters’ discounts and commissions) equals or exceeds $100,000,000, and in connection with such offering the Common Stock is listed for trading on the New York Stock Exchange or the Nasdaq Stock Market’s National Market.

1.17 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.00001 par value per share, of the Corporation.

1.18 “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.00001 par value per share, of the Corporation.

1.19 “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.00001 par value per share, of the Corporation.

1.20 “Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.00001 par value per share, of the Corporation.

1.21 “Series E Preferred Stock” shall mean the Series E Preferred Stock, $0.00001 par value per share, of the Corporation.

1.22 “Series F Preferred Stock” shall mean the Series F Preferred Stock, $0.00001 par value per share, of the Corporation.

1.23 “Series G Preferred Stock” shall mean the Series G Preferred Stock, $0.00001 par value per share, of the Corporation.

1.24 “Series X Preferred Stock” shall mean the Series X Preferred Stock, $0.00001 par value per share, of the Corporation.

1.25 “Subsidiary” shall mean any corporation, limited liability company or other entity of which at least fifty percent (50%) of the outstanding voting securities is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 Series G Preferred Stock Dividend Preference.

(a) From and after the Original Issue Date, dividends at the applicable Series G Dividend Rate multiplied by the sum of (i) the Series G Original Issue Price plus (ii) the amount of previously accrued but unpaid dividends on such shares of Series G Preferred Stock shall accrue on such shares of Series G Preferred Stock (subject to appropriate equitable adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series G Preferred Stock, and as otherwise expressly set forth herein) (the “Series G Accruing Dividends”). Series G Accruing Dividends shall accrue from day to day, whether or not declared, shall be cumulative, and shall compound on a semi-annual basis from the issuance date of the applicable shares of Series G Preferred Stock;

(b) Notwithstanding the foregoing, except as set forth in Section 3.1 and Section 7, such Series G Accruing Dividends shall be payable only when, as, and if declared by the Board, and the Corporation shall be under no obligation to otherwise pay such Series G Accruing Dividends; provided, however, that, unless approved by the holders of a majority of the then outstanding shares of Series G Preferred Stock (the “Series G Majority”), Series G Accruing Dividends shall not be declared by the Board or otherwise paid by the Corporation (i) prior to the last day of the last fiscal quarter ending prior to the third anniversary of the Original Issue Date, in any event, or (ii) after the last day of the last fiscal quarter ending prior to the third anniversary of the Original Issue Date, if the EBIT Requirement is met, as measured on each applicable Measurement Date and determined based on the 12 months-ended as of such Measurement Date; provided, further, that, for the avoidance of doubt, in either case of the foregoing clause (i) or (ii), Series G Accruing Dividends shall accrue on the Series G Preferred Stock during such time.

(c) Beginning on the last day of the last fiscal quarter ending prior to the third anniversary of the Original Issue Date and at the end of each six-month period thereafter (such fiscal quarter end and the last day of each such six-month period, as applicable, the “Measurement Date”), if the EBIT Requirement is not met, as determined based on the 12 months-ended as of such Measurement Date, the Board shall elect whether or not to pay the

Following Period Series G Dividends that accrue during the Following Period in cash in full at the end of such Following Period (the election to do so, a “Cash Dividend Payment Election”); provided, however, that except (x) as approved by the Series G Majority or (y) as set forth in Section 3.1 and Section 7, in no event shall the Board declare or otherwise cause the Corporation to pay Series G Accruing Dividends, unless such payment is (i) of Following Period Series G Dividends, (ii) made at the end of the applicable Following Period and (iii) pursuant to a Cash Dividend Payment Election by the Board in accordance herewith on the prior applicable Measurement Date. For the avoidance of doubt, the Board’s making of a Cash Dividend Payment Election and payment in cash of the applicable Following Period Series G Dividends at the end of such Following Period, shall determine the Series G Dividend Rate for such Series G Accruing Dividends subject to and in accordance with Section 1.15.

(d) Without limitation of the foregoing or Section 6.9, the Corporation shall not declare, pay or set aside any dividends (other than a Common Stock Dividend or Permitted Repurchases, subject to the proviso and limitation in Section 6.9(c)) on or with respect to shares of any other class or series of capital stock of the Corporation (including the Junior Preferred Stock and the Common Stock) during any six-month period unless the holders of the Series G Preferred Stock then outstanding shall have first been paid or received a dividend on each share of Series G Preferred Stock in an amount equal to the Series G Accruing Dividends that accrued during the six-month period as of immediately prior to the time of determination.

2.2 Junior Preferred Stock Dividend Preference. In each calendar year, the holders of the then outstanding Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Junior Preferred Dividend Rate for each such series of Junior Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Junior Preferred Dividend Rate for each such series of Junior Preferred Stock shall have first been paid or declared and set apart for payment to the holders of each such series of Junior Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of each such series of Junior Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Junior Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Junior Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Junior Preferred Stock in the amount of the respective annual Junior Preferred Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.3 Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5.

2.4 Non-Cash Dividends. Whenever a dividend provided for in this Section 2. shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to the Corporation’s stockholders in the following manner.

3.1 Series G Preferred Stock Liquidation Preferences. Subject to Section 3.4, the holders of each share of Series G Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Junior Preferred Stock or Common Stock, an amount per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series G Preferred Stock) equal to (a) one and a half times (1.5x) the Series G Original Issue Price, plus (b) all accrued but unpaid dividends per such share (including the Series G Accruing Dividends), whether or not declared (the “Series G Liquidation Preference”). If upon any Liquidation Event or Deemed Liquidation Event, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series G Preferred Stock of their full preferential amounts described in this Section 3.1, then all the remaining Available Funds and Assets shall be distributed ratably among the holders of the then outstanding Series G Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2 Junior Preferred Stock Liquidation Preferences. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series G Preferred Stock of their full preferential amounts described above in Section 3.1 the holders of each share of Junior Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for each such series of Junior Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any Liquidation Event or Deemed Liquidation Event, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Junior Preferred Stock of their full preferential amounts described in this Section 3.2, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Junior Preferred Stock, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

3.3 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

3.4 Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event or Deemed Liquidation Event (as defined below), each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event or Deemed Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Section 3.4, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

3.5 Deemed Liquidation Events. Unless otherwise approved by vote of the holders of a majority of the shares of the Preferred Stock, but subject to the penultimate sentence of this Section 3.5 and the proviso thereto, each of the following, whether in a single or series of transactions (each a “Deemed Liquidation Event’) shall be deemed to be a Liquidation Event: (a) any reorganization by way of share exchange, consolidation, merger or other transaction, in one transaction or series of related transactions (each, a “combination transaction”), in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving entity of such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent entity) that, immediately after the consummation of such combination transaction, together possess a majority of the total voting power of all securities of such surviving entity (or its parent entity, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent entity, if applicable) that are held by the Acquiring Stockholder; (b) a sale, lease, transfer or exclusive license or other disposition of all, substantially all or a majority of the intellectual property or assets of the Corporation; (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of the Corporation’s outstanding securities if, after such closing, the shares acquired by such person or group of affiliated persons would represent a majority of the outstanding voting stock of the Corporation (or the surviving or acquiring entity), in each case in one transaction or a series of related transactions; or (d) any transaction or series of transactions designed to have the same effect as any of the foregoing. The treatment of any particular transaction or series of related transactions as a Deemed Liquidation Event may be waived by the vote or written consent of the holders of a majority of the then outstanding shares of Preferred

Stock, voting together as a single class and not as separate series, and on an as-converted basis; provided, however, that if the proceeds to be received in any such transaction or series of related transactions by any holder of any series of Preferred Stock would be less if the treatment of such transaction or series of related transactions as a Deemed Liquidation Event were so waived than if not so waived, then the waiver by vote or written consent of the holders of a majority of such series of Preferred Stock, voting together as a separate series, shall also be required. For purposes of this Section 3.5, an “Acquiring Stockholder” means a stockholder or stockholders of the Corporation that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of another entity that merges or combines with the Corporation in such combination transaction.

3.6 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution;

(ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution;

(iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board; and

(iv) if a valuation of such securities is set forth in the merger agreement, asset purchase agreement, plan of reorganization or other agreement approved by the Board and stockholders in connection with a Deemed Liquidation Event, then notwithstanding the foregoing, the valuation set forth in such agreement shall be the value of such securities for purposes of this Section 3.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (a)(i), (ii) or (iii) of this Section 3.6 to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.7 Allocation of Escrow and Contingent Consideration. Notwithstanding anything to the contrary in this Section 3, in the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies or otherwise on a date that is after the date of the consummation of such Deemed Liquidation Event (the “Additional Consideration”), the agreement or plan of merger or consolidation for such transaction shall provide that: (a) first, the portion of consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among and paid to the holders of capital stock of the Corporation in accordance with Sections 3.1, 3.2 and 3.3 and the priority of payments set forth therein, as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) second, any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies or the passage of time shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1, 3.2, and 3.3 and the priority of payments set forth therein, after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3.7, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4. Voting Rights.

4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held. Subject to Section 6.1 the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

4.3 General. Subject to the other provisions of this Restated Certificate, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question, the “Bylaws”) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together as a single class on an as-converted basis.

4.4 Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

4.5 Board Size. The authorized number of directors of the Corporation’s Board shall be eight (8). The Corporation shall not alter the authorized number of directors in its Certificate of Incorporation, Bylaws or otherwise, without first obtaining the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of the Preferred Stock, consenting or voting (as the case may be) separately as a class.

4.6 Board of Directors Election and Removal.

(a) Election of Directors. The Board shall be elected as follows:

(i) so long as at least 1,000,000 shares of Series A Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation;

(ii) so long as at least 1,000,000 shares of Series F Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), the holders of the Series F Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation (the “Series F Director”);

(iii) so long as at least 1,000,000 shares of Series G Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), the holders of the Series G Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation (the “Series G Directors”);

(iv) the holders of the Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation; and

(v) the holders of the Preferred Stock and the Common Stock, voting together as a single class (on an as-converted basis), shall be entitled to elect two (2) directors of the Corporation (any director to be elected by the holders of the Preferred Stock and the Common Stock, an “Independent Director”).

Notwithstanding the foregoing, effective upon the resignation of the Series F Director which shall occur following the nomination by the Board of a third Independent Director, the right of the holders of the Series F Preferred Stock to elect a director pursuant to subsection 4.6(a)(iii) shall automatically terminate and the holders of the Preferred Stock and the Common Stock, voting together as a single class (on an as-converted basis), shall be entitled to elect three (3) directors of the Corporation.

(b) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series or class of stock given the right to elect such director or directors pursuant to Section 4.6(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock (on an as-converted basis).

(c) Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by either: (i) a majority of the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (ii) the required vote of holders of the shares of such Specified Stock specified in Section 4.6(b) above that are entitled to elect such director. In the event of a vacancy in the office of any director elected by holders of Preferred Stock, in no event shall the holders of the Common Stock be entitled to fill the vacancy.

(d) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in Section 4.6(c), may be removed during his or her term of office, with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Section 4.6(c).

(e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 4.6, shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

(f) Termination. Notwithstanding anything in this Section 4.6 to the contrary, the provisions of this Section 4.6 shall cease to be of any further force or effect upon the earliest to occur of: (i) the first date on which the total number of outstanding shares of Preferred Stock is less than two million (2,000,000) shares (such number of shares being subject to proportional adjustment to reflect combination or subdivisions of such Preferred Stock or dividends declared in shares of such stock); (ii) the closing of a Deemed Liquidation Event; or (iii) upon the election of the Corporation to windup its affairs and dissolve.

5. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

5.1 Optional Conversion.

(a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and non-assessable shares of Common Stock as provided herein.

(b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this Section 5.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act (which underwritten offering does not cause an automatic conversion pursuant to Section 5.2 to take place) or a Deemed Liquidation Event, the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering or the closing of the Deemed Liquidation Event, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering or the closing of the Deemed Liquidation Event.

(c) In the event of a Notice of Redemption of any shares of Series G Preferred Stock pursuant to Section 7, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the Redemption Price is not fully paid on the Redemption Date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, other than in the case where shares of Preferred Stock are being converted in connection with the foregoing, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

5.2 Automatic Conversion.

(a) Each share of Preferred Stock shall automatically be converted into fully paid and non-assessable shares of Common Stock, as provided herein (i) immediately prior to the closing of a Qualified IPO or (ii) at the date and time indicated by the affirmative vote or written consent (received by the Corporation) of the holders of a majority of the then outstanding shares of Preferred Stock to the conversion of all then outstanding Preferred Stock under this Section 5; provided, however, that the conversion of any shares of Series G Preferred Stock into shares of Common Stock pursuant to this Section 5.2(a)(ii) shall require the affirmative vote or written consent (received by the Corporation) of the Series G Majority; provided, further, that (A) if such automatic conversion is in connection with a Deemed Liquidation Event in which the proceeds to which the holders of Series A Preferred Stock would be entitled pursuant to Section 3.1 hereof in respect of their shares of Series A Preferred Stock would be greater than the proceeds such holders would receive in exchange for their shares of Series A Preferred Stock if all such shares of Series A Preferred Stock were converted to Common Stock, the Series A Preferred Stock shall not be so converted unless the Conversion Price is adjusted to provide that the holders of Series A Preferred Stock would receive the same amount of proceeds such holders would otherwise be entitled to receive in exchange for their shares of Series A Preferred Stock pursuant to Section 3.1 hereof if such shares were not converted, (B) if such automatic conversion is in connection with a Deemed Liquidation Event in which the proceeds to which the holders of Series B Preferred Stock would be entitled pursuant to Section 3.1 hereof in respect of their shares of Series B Preferred Stock would be greater than the proceeds such holders would receive in exchange for their shares of Series B Preferred Stock if all such shares of Series B Preferred Stock were converted to Common Stock, the Series B Preferred Stock shall not be so converted unless the Conversion Price is adjusted to provide that the holders of Series B Preferred Stock would receive the same amount of proceeds such holders would otherwise be entitled to receive in exchange for their shares of Series B Preferred Stock pursuant to Section 3.1 hereof if such shares were not converted, (C) if such automatic conversion is in connection with a Deemed Liquidation Event in which the proceeds to which the holders of Series C Preferred Stock would be entitled pursuant to Section 3.1 hereof in respect of their shares of Series C Preferred Stock would be greater than the proceeds such holders would receive in exchange for their shares of Series C Preferred Stock if all such shares of Series C Preferred Stock were converted to Common Stock, the Series C Preferred Stock shall not be so converted unless the Conversion Price is adjusted to provide that the holders of Series C Preferred Stock would receive the same amount of proceeds such holders would otherwise be entitled to receive in exchange for their shares of Series C Preferred Stock pursuant to Section 3.1 hereof if such shares were not converted, (D) if such automatic conversion is in connection with a Deemed Liquidation Event in which the proceeds to which the holders of Series X Preferred Stock would be entitled pursuant to Section 3.1 hereof in respect of their shares of Series X Preferred Stock would be greater than the proceeds such holders would receive in exchange for their shares of Series X Preferred Stock if all such shares of Series X Preferred Stock were converted to Common Stock, the Series X Preferred Stock shall not be so converted unless the Conversion Price is adjusted to provide that the holders of Series X Preferred Stock would receive the same amount of proceeds such holders would otherwise be entitled to receive in exchange for their shares of Series X Preferred Stock pursuant to Section 3.1 hereof if such shares were not converted, (E) if such automatic conversion is in connection with a Deemed Liquidation Event in which the proceeds to which the holders of Series D Preferred Stock would be entitled pursuant to Section 3.1 hereof in respect of their shares of Series D Preferred Stock would be greater than the proceeds such holders would receive in exchange for their shares of Series D Preferred Stock if all such shares of Series D Preferred Stock were converted to Common Stock, the Series D Preferred Stock shall not be so converted unless the Conversion Price is adjusted to provide that the holders of Series D Preferred Stock would receive the same amount of proceeds such holders would otherwise be entitled to receive in exchange for their shares of Series D Preferred Stock pursuant to Section 3.1 hereof if such shares were not converted, (F) if such automatic conversion is in connection with a Deemed Liquidation Event in which the proceeds to which the holders of Series E Preferred Stock would be entitled pursuant to Section 3.1 hereof in respect of their shares of Series E Preferred Stock would be greater than the proceeds such holders would receive in exchange for their shares of Series E Preferred Stock if all such shares of Series

E Preferred Stock were converted to Common Stock, the Series E Preferred Stock shall not be so converted unless the Conversion Price is adjusted to provide that the holders of Series E Preferred Stock would receive the same amount of proceeds such holders would otherwise be entitled to receive in exchange for their shares of Series E Preferred Stock pursuant to Section 3.1 hereof if such shares were not converted, (G) if such automatic conversion is in connection with a Deemed Liquidation Event in which the proceeds to which the holders of Series F Preferred Stock would be entitled pursuant to Section 3.1 hereof in respect of their shares of Series F Preferred Stock would be greater than the proceeds such holders would receive in exchange for their shares of Series F Preferred Stock if all such shares of Series F Preferred Stock were converted to Common Stock, the Series F Preferred Stock shall not be so converted unless the Conversion Price is adjusted to provide that the holders of Series F Preferred Stock would receive the same amount of proceeds such holders would otherwise be entitled to receive in exchange for their shares of Series F Preferred Stock pursuant to Section 3.1 hereof if such shares were not converted and (H) if such automatic conversion is in connection with a Deemed Liquidation Event in which the proceeds to which the holders of Series G Preferred Stock would be entitled pursuant to Section 3.1 hereof in respect of their shares of Series G Preferred Stock would be greater than the proceeds such holders would receive in exchange for their shares of Series G Preferred Stock if all such shares of Series G Preferred Stock were converted to Common Stock, the Series G Preferred Stock shall not be so converted unless the Conversion Price is adjusted to provide that the holders of Series G Preferred Stock would receive the same amount of proceeds such holders would otherwise be entitled to receive in exchange for their shares of Series G Preferred Stock pursuant to Section 3.1 hereof if such shares were not converted.

(b) Upon the occurrence of any event specified in Section 5.2(a)(i) or (ii) above, subject (x) to any applicable proviso therein and (y) the prior or concurrent receipt of any applicable consent required by Section 6.9 hereof, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with Section 5.1 or Section 5.2 above into the number of shares of Common Stock which results from:

(a) in the case of Junior Preferred Stock, dividing (i) the Original Issue Price for such series of Junior Preferred Stock by (ii) the Conversion Price for such series of Junior Preferred Stock that is in effect at the time of conversion; and

(b) in the case of the Series G Preferred Stock, dividing (i) the Series G Original Issue Price plus all accrued but unpaid dividends per such share (including the Series G Accruing Dividends), whether or not declared, by (ii) the Conversion Price for such Series G Preferred Stock that is in effect at the time of conversion.

5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each such series of Preferred Stock shall, automatically and simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Original Issue Date, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in indebtedness or in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of indebtedness or securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.4), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5.7 shall similarly apply to successive reorganizations, mergers and consolidations. Notwithstanding anything to the contrary contained in this Section 5, if any reorganization, merger or consolidation is approved by the vote of stockholders required by Section 6 hereof, then such transaction and the rights of the holders of Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 5.7.

5.8 Sale of Shares Below Conversion Price.

(a) Adjustment Formula. If at any time or from time to time after the filing of this Certificate of Incorporation the Corporation issues or sells, or is deemed by the provisions of this Section 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 5.4, a dividend or distribution as provided in Section 5.5 or a recapitalization, reclassification or other change as provided in Section 5.6, or a bona tide reorganization, merger or consolidation as provided in Section 5.7 entered into other than for equity financing purposes, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale) or $1.10 (as equitably adjusted for any stock split, dividend, combination or other recapitalization) with respect to the Series X Preferred Stock only, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be automatically reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b) Certain Definitions. For the purpose of making any adjustment required under this Section 5.8:

(i) The “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than the following (collectively, the “Exempted Securities”):

(A) shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Preferred Stock;

(B) shares of Common Stock or Preferred Stock (and Rights or Options therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other similar arrangements that are approved by the Board;

(C) shares of Common Stock or Preferred Stock (and Rights or Options therefore) issued to parties that are (i) strategic partners investing in connection with a commercial relationship with the Corporation or (ii) providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by the Board (including a majority of directors elected by the holders of Preferred Stock);

(D) shares of Common Stock or Preferred Stock issued pursuant to the bona fide acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity or pursuant to the purchase of less than a fifty percent (50%) equity ownership in connection with a joint venture or other strategic arrangement or other commercial relationship, provided in each case that such transaction or series of transactions is approved by the Board (including a majority of directors elected by the holders of Preferred Stock);

(E) shares of Common Stock or Preferred Stock issuable upon exercise of any Rights or Options outstanding as of the date of this Restated Certificate of Incorporation and any securities issuable upon the conversion thereof;

(F) shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(G) shares of Common Stock, Rights or Options or Convertible Securities issued as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section 5.8 or Section 5.3(b);

(H) shares of the Corporation’s Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization;

(I) any shares of Common Stock or Preferred Stock (or Rights or Options to acquire same), issued or issuable hereafter that are (i) approved by the Board, and (ii) approved by the vote or written consent of each of the following: the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis; solely with respect to the shares of Series B Preferred Stock, the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, voting as a separate class; solely with respect to the shares of Series C Preferred Stock, the holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock, voting as a separate class; solely with respect to the shares of Series D Preferred Stock, the holders of at least sixty-five percent (65%) of the then outstanding shares of Series D Preferred Stock, voting as a separate class; solely with respect to the shares of Series E Preferred Stock, the holders of a majority of the then outstanding shares of Series E Preferred Stock; solely with respect to the shares of Series F Preferred Stock, voting as a separate class, the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate class; and solely with respect to the shares of Series G Preferred Stock, the Series G Majority, voting as a separate class, as being excluded from the definition of “Additional Shares of Common Stock” under this Section 5.8(b).

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 5.8, for the issue of such Additional Shares of Common Stock; and

(vi) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this Section 5.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or anti-dilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained in such Deemed Issuance, but are a function of anti-dilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of anti-dilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as equitably adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.9 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate, to each registered holder of the Preferred Stock at the holder’s address or email address as shown in the Corporation’s books.

5.10 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock, In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.11 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.12 Notices. Any notice required by the provisions of these Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

6. Restrictions and limitations.

6.1 Class Protective Provisions. Until the closing of a Qualified IPO, so long as at least three million (3,000,000) shares of Preferred Stock remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such Preferred Stock or dividends declared in shares of such stock), the Corporation shall not (by merger, reclassification or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Preferred Stock then outstanding, voting as a single class on an as-converted to Common Stock basis:

(a) alter or change the rights, preferences, privileges or restrictions of the Preferred Stock so as to adversely affect such Preferred Stock by amending its Certificate of Incorporation or Bylaws;

(b) reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock;

(c) authorize any capital stock having rights or preferences senior to or being on a parity with the Preferred Stock;

(d) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock, Preferred Stock or any series thereof;

(e) effect a Deemed Liquidation Event or liquidate or dissolve;

(f) in each case, other than (x) dividends payable solely in shares of its own Common Stock, (y) redemptions of or dividends or distributions on the Series G Preferred Stock as expressly provided herein (including Section 7), and (z) Permitted Repurchases, declare or pay any dividends, or declare or make any other distribution, purchase, redemption or acquisition, directly or indirectly, on account of any shares of Preferred Stock or Common Stock now or hereafter outstanding;

(g) increase or decrease the authorized number of members of its Board;

(h) permit any subsidiary of the Corporation to issue any equity securities other than to the Corporation or a wholly-owned subsidiary of the Corporation; or

(i) amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws.

6.2 Series A Protective Provisions. Until the closing of a Qualified IPO, so long as at least two million (2,000,000) shares of Series A Preferred Stock remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), any amendment of this Restated Certificate that would (a) increase or decrease (other than by redemption or conversion in accordance herewith) the aggregate number of authorized shares of Series A Preferred Stock; (b) alter, waive or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely but shall not so affect the entire class of Preferred Stock; provided, however, that with respect to any alteration, waiver or change of the powers, preferences or special rights of the Series A Preferred Stock in connection with a Deemed Liquidation Event, the holders of Series A Preferred Stock shall be entitled to the greater of (X) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series A Preferred Stock absent any such alteration, waiver or change and (Y) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series A Preferred Stock giving effect to any such alteration, waiver or change; or (c) amend any portion of Section 5.2(a)(A) or Section 3.5, shall require the written consent or affirmative vote of the holders of at least sixty percent (60%) of the Series A Preferred Stock (calculated on an as converted to Common Stock basis) voting as a single class.

6.3 Series B Protective Provisions. Until the closing of a Qualified IPO, so long as at least two million (2,000,000) shares of Series B Preferred Stock remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), any amendment of this Restated Certificate that would (a) increase or decrease (other than by redemption or conversion in accordance herewith) the aggregate number of authorized shares of Series B Preferred Stock; (b) alter, waive or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely but shall not so affect the entire class of Preferred Stock; provided, however, that with respect to any alteration, waiver or change of the powers, preferences or special rights of the Series B Preferred Stock in connection with a Deemed Liquidation Event, the holders of Series B Preferred Stock shall be entitled to the greater of (X) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series B Preferred Stock absent any such alteration, waiver or change and (Y) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series B Preferred Stock giving effect to any such alteration, waiver or change; or (c) amend any portion of Section 5.2(a)(B) or Section 3.5, shall require the written consent or affirmative vote of the holders of at least sixty percent (60%) of the Series B Preferred Stock (calculated on an as converted to Common Stock basis) voting as a single class.

6.4 Series C Protective Provisions. Until the closing of a Qualified 1130, so long as at least one million two hundred thousand (1,200,000) shares of Series C Preferred Stock remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), any amendment of this Restated Certificate that would (a) increase or decrease (other than by redemption or conversion in accordance herewith) the aggregate number of authorized shares of Series C Preferred Stock; (b) alter, waive or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely but shall not so affect the entire class of Preferred Stock; provided, however, that with respect to any alteration, waiver or change of the powers, preferences or special rights of the Series C Preferred Stock in connection with a Deemed Liquidation Event, the holders of Series C Preferred Stock shall be entitled to the greater of (X) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series C Preferred Stock absent any such alteration, waiver or change and (Y) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series C Preferred Stock giving effect to any such alteration, waiver or change; or (c) amend any portion of Section 5.2(a)(C) or Section 3.5, shall require the written consent or affirmative vote of the holders of at least seventy-five percent (75%) of the Series C Preferred Stock (calculated on an as converted to Common Stock basis) voting as a single class.

6.5 Series X Protective Provisions. Until the closing of a Qualified IPO, so long as at least one million (1,000,000) shares of Series X Preferred Stock remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), any amendment of this Restated Certificate that would (a) increase or decrease (other than by redemption or conversion in accordance herewith) the aggregate number of authorized shares of Series X Preferred Stock; (b) alter, waive or change the powers, preferences or special rights of the Series X Preferred Stock so as to affect them adversely but shall not so affect the entire class of Preferred Stock; provided, however, that with respect to any alteration, waiver or change of the powers, preferences or special rights of the Series X Preferred Stock in connection with a Deemed Liquidation Event, the holders of Series X Preferred Stock shall be entitled to the greater of (X) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series X Preferred Stock absent any such alteration, waiver or change and (Y) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series X Preferred Stock giving effect to any such alteration, waiver or change; or (c) amend any portion of Section 5.2(a)(D) or Section 3.5, shall require the written consent or affirmative vote of the holders of at least sixty percent (60%) of the Series X Preferred Stock (calculated on an as converted to Common Stock basis) voting as a single class.

6.6 Series D Protective Provisions. Until the closing of a Qualified IPO, so long as at least one million (1,000,000) shares of Series D Preferred Stock remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), any amendment of this Restated Certificate that would (a) increase or decrease (other than by redemption or conversion in accordance herewith) the aggregate number of authorized shares of Series D Preferred Stock; (b) alter, waive or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely but shall not so affect the entire class of Preferred Stock; provided, however, that with respect to any alteration, waiver or change of the powers, preferences or special rights of the Series D Preferred Stock in connection with a Deemed Liquidation Event, the holders of Series D Preferred Stock shall be entitled to the greater of (X) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of

Series D Preferred Stock absent any such alteration, waiver or change and (Y) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series D Preferred Stock giving effect to any such alteration, waiver or change; or (c) amend any portion of Section 5.2(a)(E) or Section 3.5, shall require the written consent or affirmative vote of the holders of at least sixty-five percent (65%) of the Series D Preferred Stock (calculated on an as converted to Common Stock basis) voting as a single class.

6.7 Series E Protective Provisions. Until the closing of a Qualified IPO, so long as at least two million (2,000,000) shares of Series E Preferred Stock remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), any amendment of this Restated Certificate that would (a) increase or decrease (other than by redemption or conversion in accordance herewith) the aggregate number of authorized shares of Series E Preferred Stock; (b) alter, waive or change the powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely but shall not so affect the entire class of Preferred Stock; provided, however, that with respect to any alteration, waiver or change of the powers, preferences or special rights of the Series E Preferred Stock in connection with a Deemed Liquidation Event, the holders of Series E Preferred Stock shall be entitled to the greater of (X) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series E Preferred Stock absent any such alteration, waiver or change and (Y) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series E Preferred Stock giving effect to any such alteration, waiver or change; or (c) amend any portion of Section 5.2(a)(F) or Section 3.5, shall require the written consent or affirmative vote of the holders of a majority of the Series E Preferred Stock (calculated on an as converted to Common Stock basis) voting as a single class.

6.8 Series F Protective Provisions. Until the closing of a Qualified IPO, so long as at least one million three hundred thousand (1,300,000) shares of Series F Preferred Stock remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), any amendment of this Restated Certificate that would (a) increase or decrease (other than by redemption or conversion in accordance herewith) the aggregate number of authorized shares of Series F Preferred Stock; (b) alter, waive or change the powers, preferences or special rights of the Series F Preferred Stock so as to affect them adversely but shall not so affect the entire class of Preferred Stock; provided, however, that with respect to any alteration, waiver or change of the powers, preferences or special rights of the Series F Preferred Stock in connection with a Deemed Liquidation Event, the holders of Series F Preferred Stock shall be entitled to the greater of (X) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series F Preferred Stock absent any such alteration, waiver or change and (Y) the proceeds payable to such holders pursuant to Section 3.1 hereof in respect of their shares of Series F Preferred Stock giving effect to any such alteration, waiver or change; or (c) amend any portion of Section 5.2(a)(G) or Section 3.5, shall require the written consent or affirmative vote of the holders of a majority of the Series F Preferred Stock (calculated on an as converted to Common Stock basis) voting as a single class.

6.9 Series G Protective Provisions. Until the closing of a Qualified IPO, so long as any shares of Series G Preferred Stock originally issued by the Corporation remain outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of the Series G Preferred Stock), notwithstanding anything to the contrary herein, the Corporation shall not (by merger, reclassification or otherwise), directly or indirectly, without the approval, by vote or written consent, of the holders of a majority of the Series G Preferred Stock then outstanding:

(a) increase or decrease (other than by redemption or conversion in accordance herewith) the aggregate number of authorized shares of Series G Preferred Stock;

(b) authorize or create (by reclassification, merger or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or pari passu with the Series G Preferred Stock including, for the avoidance of doubt, any Exempted Securities; provided, however, that the foregoing shall not apply to any new class or series of equity security (including any security convertible into or exercisable for any equity security) if such securities (“Alternate Pari Securities”): (i) are pari passu with the Series G Preferred Stock, other than as set forth in the following provisions of this Section 6.9(b); (ii) are issued at a price per share equal to or greater than the Series G Original Issue Price; (iii) have a liquidation preference per share that is no greater than one times (1.0x) the original issue price of such securities; and (iv) do not have a cumulative dividend or other form of structured return, other than the ability to convert to Common Stock at a fixed price per share; provided, further, that, any such Alternate Pari Securities contemplated by the immediately preceding proviso shall not, and shall not be deemed to be, “Series G Preferred Stock” for purposes hereof, and such Alternate Pari Securities shall not be entitled to the rights, preferences and privileges of the Series G Preferred Stock specified herein, including the right to vote with Series G Preferred Stock on any matter to be approved by the holders thereof (including the consent rights set forth in this Section 6.9), the Series G Liquidation Preference, or any Series G Accruing Dividends;

(c) make, declare, authorize and/or pay any dividends or distributions in cash, assets or otherwise, or make any other transfer of cash or other property without consideration (other than (i) dividends payable solely in shares of its own Common Stock and (ii) redemptions of or dividends or distributions on the Series G Preferred Stock as expressly provided herein), or declare, authorize or make any other purchase, redemption or acquisition, directly or indirectly, on account of any shares of Preferred Stock, Common Stock or any other equity securities of the Corporation or its subsidiaries now or hereafter outstanding, whether pursuant to a Seventh Amended & Restated Right of First Refusal and Co-Sale Agreement between the Corporation and certain holders of its capital stock or any successor or similar agreement (the “ROFR Agreement”) or otherwise, in each case, other than Permitted Repurchases; provided, that, any Permitted Repurchases that result from the exercise of the Corporation’s right of first refusal (as opposed to a right to repurchase shares subject to the Company’s right of repurchase upon such holder’s termination of services to the Company) shall be subject to, and shall require the consent of the Series G Majority or the Board, including at least one Series G Director (provided that such approving Series G Director is affiliated with and not independent of GPI Capital, L.P.), if any, if such Permitted Repurchase would exceed: (x) an annual limit per employee, officer, director, consultant, independent contractor, advisor or other person (as applicable) of $200,000 and/or (y) an aggregate annual limit for all such employees, officers, directors, consultants, independent contractors, advisors or other persons of $1,000,000;

(d) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or enter into any loan or credit agreement or similar arrangement, or create or grant any encumbrance, lien or security interest, or hypothecate any assets, or incur other indebtedness for borrowed money or otherwise, including but not limited to obligations and contingent obligations under guarantees and letters of credit (collectively, “Indebtedness”), or permit any subsidiary to take any such action with respect to any Indebtedness, if the aggregate Indebtedness of the Corporation and its subsidiaries following such action, including for the avoidance of doubt any existing Indebtedness incurred prior to such action, would exceed $15,000,000, other than purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons, equipment leases, or trade payables, in each case, arising or incurred in the ordinary course of business and related to the working capital of the Corporation (“Excluded Indebtedness”) and in an aggregate amount, including any such Excluded Indebtedness or similar arrangement existing and incurred prior to such action, not to exceed $10,000,000 (the “Working Capital Indebtedness”) unless such Indebtedness has received the prior approval of the Board of Directors, including the approval of at least one Series G Director (provided that such approving Series G Director is affiliated with and not independent of GPI Capital, L.P.), if any, or amend any of the foregoing that are outstanding as of or after the Original Issue Date; provided, however, that, for the avoidance of doubt, Indebtedness incurred or authorized for or in connection with the acquisition or divestiture of another entity or business, assets (other than acquisitions or divestitures of assets in the ordinary course of business), or the entering into of a joint venture or similar arrangement, or any other action not in the Corporation’s ordinary course of business, shall not be “Working Capital Indebtedness” for purposes hereof.

(e) amend, alter or repeal the rights, preferences, privileges or powers of the Series G Preferred Stock so as to adversely affect the Series G Preferred Stock by amending its Certificate of Incorporation or Bylaws, it being agreed that any amendment, alteration or repeal of Section 1.5(b), Section 1.6, Section 1.15, Section 1.16, Section 2.1, Section 3.1, Section 4.6(a)(iii), Section 5.3(b), this Section 6.9 or Section 7 shall be adverse to the Series G Preferred Stock;

(f) enter into any transaction with any current or former executive officer, current or former member of the Board or holder of 1% or more, on a fully-diluted basis, of the Corporation’s or any of its subsidiary’s capital stock, except for (x) transactions entered into in connection with any (i) employment agreement or arrangement, (ii) bonus plan, (iii) benefit plan, (iv) other similar agreement or arrangement entered into by the Corporation or any of its subsidiaries in the ordinary course of business (such agreement or arrangement under this subsection (iv), a “Similar Agreement”) with payments pursuant to any Similar Agreement in an amount not greater than $50,000 in the aggregate, (y) transactions approved by the Board, including the approval of one of the Series G Directors, if any, or (z) equity grants issued in the ordinary course of business to employees, officers, directors, contractors, consultants or advisers to the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other similar arrangements that are approved or recommended by the compensation committee of the Board;

(g) effect (i) a Liquidation Event, (ii) a Deemed Liquidation Event or (iii) a transaction or series of transactions that would be a Deemed Liquidation Event but for the waiver of treatment as such by the holders of a majority of the then outstanding shares of Preferred Stock, in each case, in which the per share Initial Consideration received by the holders of Series G Preferred Stock at the consummation of such Deemed Liquidation Event is less than the Series G Liquidation Preference;

(h) consummate (i) a Direct Listing, (ii) an initial public offering that is not a Qualified IPO or (iii) any other transaction that results in the public listing of the Corporation’s or its successor’s securities on an exchange or marketplace, including such a transaction involving a special purpose acquisition company; or

(i) permit any of its subsidiaries to take any of the actions set forth in this Section 6.9.

7. Redemption.

7.1 General: Redemption Request. In the event the Corporation does not consummate a Qualified IPO or a Direct Listing prior to the fifth (5th) anniversary of the Original Issue Date, the Series G Majority may at their election, at any time on or after the fifth (5th) anniversary of the Original Issue Date, deliver to the Corporation a written notice requesting redemption (a “Redemption”) of all shares of Series G Preferred Stock (a “Redemption Request”) at a price per share equal to (i) the Series G Original Issue Price plus (ii) all accrued but unpaid dividends per such share (including the Series G Accruing Dividends), whether or not declared, as of immediately prior to Redemption (the “Redemption Price”), with such Redemption to occur not more than 60 days after receipt by the Corporation of such Redemption Request. The right of Series G Majority to cause the Corporation to consummate a Redemption in accordance with this Section 7 is hereinafter referred to as the “Series G Redemption Right”.

7.2 Redemption Notice. Promptly, but in any event within 10 days of receipt of any Redemption Request and at least 40 days prior to the date of the Redemption (the “Redemption Date”, which shall not be more than 60 days after the Corporation’s receipt of the Redemption Request), the Corporation shall send written notice (a “Redemption Notice”) of the Redemption Request to each holder of record of Series G Preferred Stock. The Redemption Notice shall state:

(a) the number of shares of Series G Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5.1(c)); and

(d) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series G Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the twentieth (20th) day after the date of delivery of the Redemption Notice to a holder of Series G Preferred Stock, written notice from such holder that such holder elects to be excluded from the Redemption provided in this Section 7, then the shares of Series G Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 7, whether on such Redemption Date or thereafter.

7.3 Shares Redeemed. On the Redemption Date, the Corporation shall redeem all outstanding shares of Series G Preferred Stock; provided, however, that Excluded Shares shall not be redeemed and shall be excluded from the calculations set forth in this sentence; and provided, further, that, if following the Series G Majority’s delivery of a Redemption Request but prior to the Redemption Date, a Liquidation Event or Deemed Liquidation Event is approved or consummated in accordance herewith, payment with respect to shares of Series G Preferred Stock shall be governed by Section 3, and such shares shall not be redeemed pursuant to this Section 7. If on the Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming any or all shares of Series G Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, if any, and shall redeem the remaining shares as soon as it may lawfully do so under such law; provided, that, for the avoidance of doubt, outstanding shares of Series G Preferred Stock shall continue to accrue dividends in accordance herewith up to and until the Redemption of such shares of Series G Preferred Stock, including following the Redemption Date to the extent such shares of Series G Preferred Stock are not so redeemed on the Redemption Date.

7.4 Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series G Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be paid in cash or by wire transfer of immediately-available funds to the person whose name appears on such certificate or certificates as the owner thereof (or their designee). In the event less than all of the shares of Series G Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series G Preferred Stock shall promptly be issued to such holder.

7.5 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series G Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available to the payee in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series G Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series G Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

8. Miscellaneous.

8.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI: AMENDMENT OF BYLAWS

The Board of the corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation, in a manner consistent with this Certificate of Incorporation.

ARTICLE VII: DIRECTOR LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII: INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Delaware General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by §145 of the Delaware General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X: EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI: CORPORATE OPPORTUNITY

The Corporation renounces any interest or expectancy of the Corporation in, or in being presented or offered an opportunity to participate in, any Excluded Opportunity, An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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